EXHIBIT 99.1
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Contact:     Shawn Javid
             Insightful Corporation
             206-283-8802 x224
             sjavid@insightful.com


   INSIGHTFUL ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER AND APPOINTMENT OF
                         INTERIM CHIEF FINANCIAL OFFICER



SEATTLE - SEPTEMBER 13, 2002 - Insightful Corporation (Nasdaq: IFUL), a leading provider of enterprise software solutions for search and analysis of text, images and numerical data, today announced the departure of the company's chief financial officer, Sar Ramadan, who is leaving Insightful to start his own company, and the appointment of Fred Schapelhouman to the position of interim Chief Financial Officer.

"Sar played a key role in several worldwide acquisitions as well as migrating our financial functions from Massachusetts to Washington State after the divestiture of MathSoft. We wish Sar the best of luck in his new company and thank him for his contributions," said Shawn Javid, president and CEO.

Fred Schapelhouman will oversee all worldwide financial operations for Insightful and its subsidiaries. Mr. Schapelhouman has extensive financial experience in the software and services industry including his most recent role as Vice President and CFO for Aris Corporation, (NASDAQ: ARSC), which was acquired by Ciber (NYSE: CBR) in late 2001. Prior to Aris, as president of CFO Plus, Inc., he provided financial consulting services to numerous technology companies including Endura Software, Invisic, nth Degree Software, Netbot and
Punch Networks.   Before CFO Plus, Mr. Schapelhouman served as Vice President of
Finance at Sierra On-Line, Inc., Controller for Megatest Corporation, and as a public accountant for a number of firms.

"Fred brings to Insightful a solid track record as a hands-on leader with more than twenty years of experience in financial management," continued Javid.


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ABOUT INSIGHTFUL

Insightful Corporation (NASDAQ: IFUL) provides enterprises with scalable data analysis solutions that drive better decisions faster by revealing patterns, trends and relationships. The company is a leading supplier of software and services for statistical data mining, business analytics, knowledge management, and information retrieval enabling clients to gain intelligence from numerical data, text, and images.

Insightful products include InFact(TM), Insightful Miner, S-PLUS(R),
StatServer(R), S-PLUS Analytic Server(TM) and VisiMine(TM).   Insightful
consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions. The company has been delivering industry-leading, high-ROI solutions for fifteen years to thousands of companies in financial services, pharmaceuticals, biotechnology, telecommunications, manufacturing, plus government and research institutions.

Headquartered in Seattle, Insightful has offices in New York City, North Carolina, France, Germany, Switzerland, and the United Kingdom with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

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Insightful, the Insightful logo, "intelligence from data" and S-PLUS Analytic
Server are trademarks of Insightful Corporation. S-PLUS and StatServer are registered trademarks of Insightful Corporation. Other trademarks mentioned are the property of their respective owners.

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